Exhibit 13.2

CHINA MOBILE LIMITED

Certification

Pursuant to 18 U.S.C. § 1350, the undersigned, DONG Xin, Executive Director, Vice President and Chief Financial Officer of China Mobile Limited (the “Company”), hereby certifies, to his knowledge, that the Company’s annual report on Form 20-F for the year ended December 31, 2019 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: April 28, 2020

/s/ DONG Xin
Name:	DONG Xin
Title:	Executive Director, Vice President and Chief Financial Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.